UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2016
EMCOR Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8267	11-2125338
(Commission File Number)	(I.R.S. Employer Identification No.)

301 Merritt Seven, Norwalk, CT	06851-1092
(Address of Principal Executive Offices)	(Zip Code)

(203) 849-7800

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.   Amendment to Articles of Incorporation or By-Laws; Change in Fiscal year.

On December 14, 2016, the Board of Directors (the "Board") of EMCOR Group, Inc. (the "Company") approved and adopted an amendment (the "Amendment") to the Company's Amended and Restated By-Laws (the "By-Laws").  The Board adopted the Amendment in response to the support at the Company's 2016 Annual Meeting of Stockholders of a nonbinding stockholder proposal advocating in favor of proxy access.

The Amendment amends Article II, Section 8 of the By-Laws to provide for a "proxy access" provision that contemplates including in the Company's proxy materials director candidates nominated by stockholders.  This new provision permits an eligible stockholder, or an eligible group of up to 25 stockholders, owning at least three percent (3%) of the Company's outstanding shares of common stock continuously for at least three years, to nominate and include in the Company's annual meeting proxy materials director candidates not to exceed 25 percent (25%) of the number of directors then serving on the Board, or, if such amount is not a whole number, the closest whole number below 25 percent (25%), but not less than two. Such nominations are subject to certain eligibility, procedural, and disclosure requirements set forth in Article II, Section 8, including the requirement that the Company must receive notice of such nominations no earlier than 150 calendar days and no later than 120 calendar days prior to the anniversary date of the prior year's annual proxy materials mailing, except as otherwise provided in Section Article II, Section 8.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment attached hereto as Exhibit 3.2.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 3.2    Amendment to Amended and Restated By-Laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCOR GROUP, INC.

Date: December 20, 2016	By:	/s/ R. Kevin Matz
Name: R. Kevin Matz Title: Executive Vice President, Shared Services